The Hanover Insurance Group, Inc. Reports

the Passing of Its Chief Financial Officer, David B. Greenfield

WORCESTER, Mass. (October 19, 2015) – The Hanover Insurance Group, Inc., (NYSE: THG) today announced that David B. Greenfield, the company’s chief financial officer, passed away over the weekend, following a health event late last week.

Greenfield joined The Hanover in 2010 and was named executive vice president and chief financial officer in 2011. Prior to joining The Hanover, he served as executive vice president and chief financial officer of AXIS Capital Holdings Limited, a multi-national, publicly-traded insurer based in Bermuda. Previously, he worked at KPMG LLP for 22 years, rising to senior partner of the firm’s financial services practice, global sector leader of the firm’s insurance practice, and a member of its global financial services leadership team.

“We are deeply saddened by David’s passing,” said Frederick H. Eppinger, president and chief executive officer at The Hanover. “David was a loving husband and father, a leader, a colleague, a tireless mentor, and a friend. He made an indelible mark on our company. He will be remembered as a professional with great passion and commitment, and as someone who made an important difference during his time with us. Our hearts go out to his family.”

The Hanover’s board of directors has appointed Eppinger to serve as acting chief financial officer and Warren Barnes, vice president and corporate controller, to serve as acting principal accounting officer.

“During his tenure, David assembled an extremely knowledgeable and experienced team of finance professionals. We are confident they will see us through this transition,” Eppinger concluded.

About The Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. For more than 160 years, The Hanover has provided a wide range of property and casualty products and services to businesses, individuals, and families. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, the company offers specialized coverages for small and mid-sized businesses, as well as insurance protection for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd's of London in several major insurance and reinsurance classes, including marine, property and energy. For more information, please visit hanover.com.

CONTACTS:
Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
(508) 855-2063	(508) 855-3099
olukasheva@hanover.com	mibuckley@hanover.com